FOR IMMEDIATE RELEASE
                                              Contact: Ross A Benavides
                                                       Chief Financial Officer
                                                       (713) 860-2528



                     GENESIS ENERGY, L.P. TO ACQUIRE LIQUID
                       CARBON DIOXIDE PARTNERSHIP INTEREST

         Houston - March 24, 2006 - Genesis Energy, L.P. (AMEX:GEL) announced today that it has entered into a definitive agreement with Magna Carta Group, LLC ("Magna Carta") to purchase a 50% partnership interest in Sandhill Group, LLC ("Sandhill") for $5.0 million, subject to the purchase by Magna Carta of certain minority interests in Sandhill and normal closing conditions. The terms of the transaction include earnout provisions such that additional payments of up to $2.0 million would be paid if Sandhill achieves targeted performance levels during the seven years between 2006 and 2012 inclusive.

         Sandhill owns a carbon dioxide processing facility (the "Facility") located in Brandon, Mississippi. The Facility processes carbon dioxide to food grade level for sale to the food processing industry. Genesis currently supplies all of the carbon dioxide processed at the Facility pursuant to the carbon dioxide sales contract assigned to Genesis with the volumetric production payment acquired in October 2005 from Denbury Resources, Inc., the general partner to Genesis.

         Mark J. Gorman, President and CEO of Genesis said, "This transaction further expands our presence in our industrial gases segment. This transaction is expected to be accretive and provide us further opportunities for growth within this business segment."

         The acquisition, if concluded, will be financed with a combination of cash obtained in our public offering of common units in December 2005 and borrowings under our revolving credit facility.

         Genesis Energy, L.P., operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil and natural gas in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, and Mississippi. Genesis Energy, L.P. also operates an industrial gases business.

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, environmental risks, government regulation, the ability of the Company to meet its stated business goals and other risks noted from time to time in the Company's Securities and Exchange Commission filings.

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